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                                                                    EXHIBIT 99.1

DISCOVERY HOLDING COMPANY
SECOND QUARTER EARNINGS RELEASE

Englewood, Colorado - On August 11, 2006, Discovery Holding Company ("DHC") filed its Form 10-Q with the Securities and Exchange Commission for the three months ended June 30, 2006. The following release is being provided to supplement the information provided to investors in DHC's Form 10-Q as filed with the SEC.

DHC is comprised of a 100% ownership interest in Ascent Media Group LLC ("Ascent Media" or "AMG"), a 100% ownership interest in AccentHealth, LLC and a 50% ownership interest in Discovery Communications, Inc. ("DCI"). Ascent Media provides creative, media management and network services to the media and entertainment industries. AccentHealth operates an advertising-supported captive audience television network in approximately 11,000 doctor office waiting rooms nationwide. DCI is a global media and entertainment company that provides programming in over 170 countries and territories.

DHC reported today that Discovery Communications Inc. experienced 9% revenue growth and 13% operating cash flow growth at its U.S. Networks division and 16% revenue growth and 25% operating cash flow growth at its International Networks division for the second quarter of 2006.

DISCOVERY

The presentation below presents information regarding 100% of DCI's revenue, operating cash flow and other selected financial statement metrics even though DHC only owns 50% of the equity of DCI and accounts for DCI as an equity affiliate. Please see page 3 for a discussion of why management believes this presentation is meaningful to investors.

DCI's total revenue increased 11% and operating cash flow increased 3%. Total revenue increased due to a 19% increase in distribution revenue and a 3% increase in advertising revenue.

U.S. Networks' revenue increased 9% to $498 million and operating cash flow increased 13% to $206 million. The growth in revenue was due to a 17% increase in distribution revenue and a 1% increase in advertising revenue. The higher distribution revenue was driven by an 11% increase in paying subscribers in the second quarter and contractual rate increases. Growth in paying subscription units is occurring predominantly at networks that are carried on the digital tier due to the expiration of free viewing periods. Net advertising revenue increased 1% due primarily to higher rates at certain networks partially offset by lower inventory sell-out at certain networks. DCI experienced ratings increases at its two largest networks, Discovery Channel and TLC.

U.S. Networks operating expenses increased 7% due to an increase in programming expense as the company continued its investment across all U.S. networks in original productions and high profile series and specials partially offset by a decrease in marketing expenses. Operating cash flow increased as revenue increases outpaced growth in operating expenses.

International Networks revenue increased 16% to $207 million and operating cash flow increased 25% to $25 million. The increase in revenue was due to growth in distribution and advertising revenue. Net distribution revenue increased 21% due to increases in paying subscription units in Europe, Latin America and Asia combined with contractual rate increases in certain markets. Net advertising revenue increased 11% primarily due to higher viewership in Europe and Latin America combined with an

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increased subscriber base in most markets worldwide.
Operating expenses increased 14% due to expected increases in headcount as the business expands, particularly in the U.K. and Europe, combined with an increase in marketing expense associated with branding and awareness efforts, particularly in Europe, related to the Lifestyles category initiative. Operating cash flow increased 25% as the growth in revenue outpaced the growth in operating expenses. Excluding the effects of exchange rates, revenue increased 17% and operating cash flow increased 53%.

Revenue in the Commerce, Education and Other division increased by 8%. The increase was the net effect of a 19% increase in education revenue offset by a 1% decrease in commerce revenue. The decrease in commerce revenue was primarily due to a 1% decrease in store revenue resulting from a 5% decrease in the weighted average number of stores as Discovery has closed unprofitable stores. The 19%, or $1 million, increase in education revenue was due to a 34% increase in streaming service revenue resulting from a 44% increase in the number of schools paying for the streaming service. Operating expenses increased 53% due to a 134% increase in education expenses due to increases in personnel, overhead and marketing expenses to accommodate the growth of the business and drive awareness and demand for the new consumer product offering Cosmeo, DCI's online homework help tool. Operating losses increased by 116% due to continued investment in the education business.

DCI's outstanding debt balance was $2.8 billion at June 30, 2006.

On August 1, DCI announced that Judith A. McHale, President and Chief Executive Officer, is stepping down as of December 1, 2006 to participate more directly in discussions related to critical domestic and global issues. Discovery's Founder and Chairman John S. Hendricks announced that McHale will play an on-going special role advising him on all of Discovery's education business initiatives and will continue to serve in a voluntary capacity as the Chairman of the Discovery Channel Global Education Partnership.

DHC

DHC's consolidated revenue decreased 7% to $166 million and consolidated operating cash flow decreased 47% to $10 million. The decrease in revenue was primarily due to decreases at Ascent Media's media management and network services groups. The media management services group revenue decreased 13%, or $4 million, due to a decline in traditional media and lab services in the U.S. The network services group revenue decreased 11%, or $7 million, due to fewer systems integration projects and distribution contract terminations in the U.K. These decreases were partially offset by higher revenue due to the acquisition of AccentHealth, as well as higher post production revenue in Singapore and increased content distribution performance in the U.S. The decline in operating cash flow was due to the decreases in revenue.

NOTES

As a supplement to DHC's consolidated statements of operations included in its 10-Q, the preceding is a presentation of financial information on a stand alone basis for DCI and for the consolidated results of DHC for the three months ended June 30, 2006.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2006 to the same periods in 2005. Please see page 5 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC's consolidated segment operating cash flow for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the operating cash flow for DHC and DCI to that entity's operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2006 presentation.

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OUTSTANDING SHARES AND LIQUIDITY

At June 30, 2006, there were approximately 280.2 million outstanding shares of DISCA and DISCB and 5.1 million shares of DISCA and DISCB reserved for issuance pursuant to warrants and employee stock options. At June 30, 2006, there were 820,005 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $10.3 million. At June 30, 2006, DHC had $203 million of cash and liquid investments and no debt.

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as trend information in the discussion of DCI's and Ascent Media's revenue, expenses and operating cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the operating businesses of DHC included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of DHC, including the most recently filed Form 10-Q of DHC; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses' products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:  John Orr  (720) 875-5622

SUPPLEMENTAL INFORMATION

Please see page 5 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2006 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

The selected information for DCI below presents 100% of the revenue, operating cash flow, operating income and other selected financial metrics for DCI even though DHC owns only 50% of DCI and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC's management reviews the operating performance of its investment in DCI. It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis. Further DHC could not, among other things, cause DCI to distribute to DHC our proportionate share of the revenue or operating cash flow of DCI.

The selected financial information presented for DCI was obtained directly from DCI. DHC does not control the decision-making processes or business management practices of DCI. The above discussion and following analysis of DCI's operations and financial position has been prepared based on information that DHC receives from DCI and represents DHC's views and understanding of DCI's operating performance and financial position based on such information. DCI is not a separately traded public company, and DHC does not have the ability to cause DCI's management to prepare their own management's discussion and analysis for our purposes. Accordingly, we note that the material presented

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in this publication might be different if DCI's management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on DHC's consolidated financial statements.

QUARTERLY SUMMARY


(amounts in millions)                               2Q05        3Q05       4Q05        1Q06       2Q06
                                                  --------    -------    ---------    -------    ------
DISCOVERY HOLDING COMPANY (100%)

Revenue                                           $    178        168          174        154       166
OCF                                               $     19         17           23         13        10
Operating Income (Loss)                           $     (5)        (1)           2         (3)       (6)
                                                  --------    -------    ---------    -------    ------



DISCOVERY COMMUNICATIONS, INC. (50.0%) (1)
Revenue - U.S. Networks (2)                       $    455        428          444        443       498
Revenue - International Networks (3), (4)               79        182          218        193       207
Revenue - Commerce, Education & Other (5)               26         29          110         23        28
                                                  --------    -------    ---------    -------    ------
Revenue - Total                                   $    660        639          772        659       733
                                                  --------    -------    ---------    -------    ------
OCF - U.S. Networks (2)                           $    183        165          148        152       206
OCF - International Networks (3), (4)                   20         30           34         31        25
OCF - Commerce, Education & Other (5)                  (19)       (24)           2        (38)      (41)
                                                  --------    -------    ---------    -------    ------
OCF - Total                                       $    184        171          184        145       190
Operating Income                                  $    130        166          121        110       152
                                                  --------    -------    ---------    -------    ------


----------

(1) DCI - Certain prior period amounts have been reclassified to conform to the current period presentation.

(2) DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, Discovery Kids Channel, The Science Channel, Discovery Times Channel, Discovery Home, Military Channel, Discovery HD Theater, Fit TV, BBC-America and BBC World News Representation and online initiatives.

      Discovery Networks U.S. Joint Venture - Discovery Times - Consolidated:
      DCI owns a 50% interest in Discovery Times. This venture is controlled by DCI and consolidated into the results of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partner in the venture, no losses of this venture are allocated to the outside partner.

(3) DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in UK, Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, India; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Europe, Asia; Discovery Civilisation in UK, Europe, Latin America, Middle East; Discovery Science in UK, Europe, Latin America, Asia, Middle East; Discovery Wings in UK; Animal Planet in UK, Germany, Italy; Discovery en Espanol, Discovery Kids en Espanol, Discovery Travel & Living (Viajar y Vivir) in U.S.; Discovery Geschichte in Germany; Discovery HD in UK, Germany; XXP in Germany; Discovery Turbo in Latin America and Spain/Portugal and consolidated BBC/DCI joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; Middle East; People + Arts in Latin America and Spain/Portugal).

      Discovery Networks International Joint Ventures - Consolidated Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa, Middle East; People + Arts in Latin America and Spain/Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by DCI and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(4)   DCI - DISCOVERY NETWORKS INTERNATIONAL - EQUITY AFFILIATES:

      DCI accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that DCI does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery HD Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, Discovery HD Canada, and Animal Planet Canada are not consolidated and are not reflected in the results presented above.

(5) DCI - COMMERCE, EDUCATION AND OTHER: Commerce, Education & Other is comprised of a North American chain of over 100 Discovery Channel retail stores, a mail-order catalog business, an on-line shopping site, a licensing and strategic

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      partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for DHC on a consolidated basis and DCI on a stand alone basis together with a reconciliation of that non-GAAP measure to such entity's operating income, determined under GAAP. DHC defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

DHC believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity's operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

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DISCOVERY HOLDING COMPANY

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings before income taxes for the three months ended June 30, 2005 and 2006, respectively.


(amounts in millions)                                Q205          Q206
                                                  ----------     ----------
CONSOLIDATED SEGMENT OPERATING CASH FLOW                $ 19            10
Stock compensation                                        (3)           --
Depreciation and amortization                            (20)          (16)
Share of earnings of DCI                                  15            30
Other, net                                                (1)            3
                                                  ----------     ---------
       EARNINGS BEFORE INCOME TAXES                     $ 10            27
                                                  ==========     =========

SCHEDULE 2

The following tables provide reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the three months ended June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006,
respectively.


(amounts in millions)                             2Q05         3Q05         4Q05         1Q06        2Q06
                                               ----------    --------     --------     ---------    --------
DISCOVERY HOLDING COMPANY (100%)

Operating Cash Flow                            $     19            17           24           13           10
Depreciation and Amortization                       (20)          (18)         (21)         (16)         (16)
Stock Compensation Expense                           (4)           --           (1)          --           --
Other                                                --            --           --           --           --
                                               --------      --------     --------     --------     --------
     OPERATING INCOME                          $     (5)           (1)           2           (3)          (6)
                                               ========      ========     ========     ========     ========

DISCOVERY COMMUNICATIONS, INC. (50.0%)

Operating Cash Flow                            $    184           171          184          145          190
Depreciation and Amortization                       (31)         ( 31)         (32)         (30)         (33)
Long-Term Incentive Plan                            (23)           26          (31)          (5)          (5)
Other                                                --            --           --           --           --
                                               --------      --------     --------     --------     --------
     OPERATING INCOME                          $    130           166          121          110          152
                                               ========      ========     ========     ========     ========

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